Exhibit 99.1

Corporate Contacts
Gary Titus	Ana Kapor
Chief Financial Officer	Investors/Media
650.358.3456	650.350.4825
gtitus@sciclone.com	akapor@sciclone.com

SCICLONE REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2011

FOSTER CITY, CA – November 8, 2011 – SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today reported financial results for the third quarter of 2011. Revenues for the quarter were $37.4 million compared to $22.8 million for the same period last year, an increase of $14.6 million. For the nine months ended September 30, 2011, revenues were $92.2 million, compared with $61.5 million last year, an increase of $30.7 million. The increase in revenues in the third quarter and year to date was due to the continued growth of the ZADAXIN® business in China and the inclusion of the NovaMed Pharmaceuticals, Inc. revenues since the date of the acquisition on April 18, 2011.

On a pro forma basis, assuming NovaMed had been acquired on January 1, 2010, revenues for the quarter were $37.4 million compared to $31.2 million for the same period last year, an increase of $6.2 million. For the nine months ended September 30, 2011, revenues were $100.2 million, compared with $83.5 million last year, an increase of $16.7 million on a pro forma basis.

“Our strategy of creating a market-leading specialty pharmaceutical company in China is progressing well as we continued to grow our top and bottom line in the third quarter,” commented Friedhelm Blobel, Ph.D., SciClone President and Chief Executive Officer. “Our acquisition of NovaMed earlier this year significantly expanded our product portfolio and operational as well as sales and marketing capabilities in China. We believe that SciClone will be a partner of choice for many mid-sized Western pharmaceutical and biotechnology companies looking to commercialize their products in China. We look forward to further growing sales of ZADAXIN and our other lead products as we plan to increase our foothold in the Chinese market.”

On a GAAP basis, SciClone’s net income for the third quarter of 2011 was $10.2 million compared with $7.6 million for the same period last year, or $0.18 per share on a basic and $0.17 per share on a diluted basis for the three months ended September 30, 2011, compared with $0.16 per share on a basic and diluted basis for the same period last year. For the nine months ended September 30, 2011, SciClone reported net income of $16.1 million, or $0.30 per share on a basic and $0.28 per share on a diluted basis, compared with net income of $17.3 million, or $0.36 on a basic and $0.35 on a diluted basis for the same period last year.

SciClone’s non-GAAP net income for the third quarter of 2011 was $9.8 million compared with non-GAAP income of $8.4 million for the same period of last year. For the nine months ended September 30, 2011, non-GAAP net income was $22.2 million, compared with non-GAAP net income of $19.1 million for the same period last year.

For the nine months and for the quarter ending September 30, 2011, the number of shares of common stock used in computing basic and diluted earnings per share increased significantly due to the 8.3 million shares issued in the acquisition of NovaMed in the second quarter and by approximately 2.2 million shares as a result of the stock option exercises this year. Non-GAAP earnings per share were $0.17 on a basic and $0.16 on a diluted basis for the third quarter of 2011, and $0.18 on a basic and $0.17 on a diluted basis, for the same period last year. For the nine months ended September 30, 2011, non-GAAP earnings per share were $0.41 per share on a basic and $0.39 on a diluted basis, compared with $0.40 on a basic and $0.39 on a diluted basis, for the same period last year.

SciClone believes this non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. The non-GAAP calculations and reconciliation to comparable GAAP measures were derived principally as a result of the NovaMed acquisition and is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Net Income.”

Research and development expenses for the third quarter of 2011 totaled $3.0 million, compared with $2.6 million for the same period last year. For the nine months ended September 30, 2011, research and development expenses were $9.2 million, compared with $7.7 million for the same period last year. The increase was primarily related to the Company’s SCV-07 phase 2b trial in oral mucositis and the addition of NovaMed research and development expenses since the date of the acquisition in April 2011.

Sales and marketing expenses for the third quarter of 2011 were $15.2 million, compared with $5.4 million for the same period last year. The increase of $9.8 million was primarily a result of the addition of approximately 450 sales and marketing employees through the acquisition of NovaMed earlier this year which significantly expanded SciClone’s sales and marketing capabilities, as well as the expanded sales efforts for SciClone’s lead product ZADAXIN. The Company now has a combined sales organization comprised of over 680 professionals in China. For the nine months ended September 30, 2011, sales and marketing expenses were $33.3 million compared with $16.0 million for the same period last year.

General and administrative expenses for the third quarter of 2011 were $5.2 million compared with $3.8 million for the same period last year. The increase was primarily related to the general and administrative expenses attributable to NovaMed operations, and higher professional services fees related to the Company’s FCPA compliance efforts and various tax planning and compliance matters. For the nine months ended September 30, 2011, general and administrative expenses were $19.4 million, compared with $10.4 million for the same period last year.

At September 30, 2011, cash, cash equivalents and investments totaled $45.0 million, compared with $56.5 million at December 31, 2010. The decrease in SciClone’s cash balance is primarily due to the $24.6 million consideration paid in the second quarter as part of the acquisition of NovaMed on April 18, 2011 partially offset by the cash generated by the Company’s commercial operations. Accounts receivables were $50.5 million, an increase of $19.8 million compared to December 31, 2010, mainly due to timing of collections related to increased sales volumes and expected fluctuations in the timing of customer receipts.

Third Quarter 2011 Pipeline and Business Updates

In October, SciClone announced that its Board of Directors approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding common stock over 24 months. Under the program, purchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, at times and in amounts as the Company deems appropriate.

Third Quarter Conference Call

SciClone is hosting a conference call today at 8:30 am ET to provide a financial update. The call will be hosted by Friedhelm Blobel, Ph.D., President and CEO, Gary Titus, Senior Vice President and CFO.

LIVE CALL:	877-556-5921 (U.S./Canada)
617-597-5474 (International)
Passcode: 45149576
REPLAY:	888-286-8010 (U.S./Canada)
617-801-6888 (International)
Passcode: 50188621
(Replay available from Tuesday, November 8, 2011, at 11:30 am ET until 11:59 pm ET on Tuesday, November 15, 2011)

The conference call will contain forward-looking statements. Interested parties who wish to listen to the webcast should visit the Investor Relations section of SciClone’s website at www.sciclone.com. The information provided on the teleconference is accurate only at the time of the conference call, and SciClone will take no responsibility for providing updated information except as required by law.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), as a vaccine adjuvant, and certain cancers according to the local regulatory approvals. Besides ZADAXIN, SciClone markets nearly 20 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also developing SCV-07 in a phase 2b trial for the delay to onset of oral mucositis in patients with head and neck cancer. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding expected financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations and SciClone’s independent investigation; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2011; the challenges presented by integrating an acquired business into existing operations; the variability in earnings on a GAAP basis that may result from non-cash charges related to the NovaMed acquisition; the dependence on third party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the Company’s ability to remediate its identified material weaknesses over internal control; and changes in its practices and policies which could adversely affect its ability to generate revenue. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, of the various litigations that have or may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi.

Aggrastat is a registered trademark of Merck & Co., Inc.

DC Bead® is a registered trademark of Biocompatibles UK Limited.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues:
Product sales	$30,433	$22,840	$79,484	$61,496
Promotion services	6,992	—	12,711	—

Total revenues	37,425	22,840	92,195	61,496
Operating expenses:
Cost of product sales	5,024	3,146	13,301	9,445
Sales and marketing	15,222	5,445	33,311	15,996
Amortization of acquired intangible assets, related to sales and marketing	858	—	1,572	—
Research and development	3,035	2,618	9,235	7,700
General and administrative	5,202	3,820	19,419	10,403
Contingent consideration	(2,231)	—	(1,423)	—

Total operating expenses	27,110	15,029	75,415	43,544

Income from operations	10,315	7,811	16,780	17,952
Interest and investment income	15	31	48	79
Interest and investment expense	(49)	(19)	(159)	(57)
Other (expense) income, net	(5)	64	6	(19)

Income before provision for income tax	10,276	7,887	16,675	17,955
Provision for income tax	46	259	613	654

Net income	$10,230	$7,628	$16,062	$17,301

Basic net income per share	$0.18	$0.16	$0.30	$0.36
Diluted net income per share	$0.17	$0.16	$0.28	$0.35
Weighted average shares used in computing:
Basic net income per share	58,331	47,795	54,044	47,535
Diluted net income per share	60,437	49,071	56,426	49,293

SCICLONE PHARMACEUTICALS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three months ended September 30, 2011		Nine months ended September 30, 2011
	2011	2010	2011	2010
GAAP net income	$10,230	$7,628	$16,062	$17,301
Non-GAAP adjustments:
Employee stock-based compensation	881	547	2,130	1,552
Contingent consideration	(2,231)	—	(1,423)	—
Amortization of acquired intangible assets	858	—	1,572	—
Acquisition related costs	28	250	3,810	250

Non-GAAP net income	$9,766	$8,425	$22,151	$19,103

Non-GAAP basic net income per share	$0.17	$0.18	$0.41	$0.40
Non-GAAP diluted net income per share	$0.16	$0.17	$0.39	$0.39
Weighted average shares used in computing:
GAAP and Non-GAAP basic net income per share	58,331	47,795	54,044	47,535
GAAP and Non-GAAP diluted net income per share	60,437	49,071	56,426	49,293

SciClone management uses these non-GAAP financial measures to monitor and evaluate the Company’s operating results and trends on an on-going basis and internally for operations, budgeting and financial planning purposes. SciClone believes the non-GAAP information is useful for investors by offering them the ability to better understand how management evaluates the business. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that affect SciClone. These non-GAAP financial measures that management uses are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP.

SciClone’s non-GAAP financial measures exclude the following items from GAAP net income and net income per share:

•	Employee stock-based compensation. The effects of non-cash employee stock-based compensation.

•

Contingent consideration. The contingent consideration related to the acquisition of NovaMed is re-measured each reporting period and the change in fair value is recorded as (credit) or debit to operating expense. SciClone’s non-GAAP financial measure excludes the change in fair value of the liability for contingent consideration in connection with the acquisition of NovaMed.

•

Amortization of acquired intangible assets. We recorded intangible assets in connection with the acquisition of NovaMed. The amortization of these intangible assets is excluded from SciClone’s non-GAAP financial measure.

•

Acquisition related costs. We incurred certain one-time acquisition costs related to the acquisition of NovaMed. The effects of these acquisition related costs are excluded from SciClone’s non-GAAP financial measure.

SCICLONE PHARMACEUTICALS, INC.

UNAUDITED SELECTED BALANCE SHEET DATA

(in thousands)

	September 30, 2011	December 31, 2010
Cash and investments	$44,951	$56,522
Accounts receivable, net	50,491	30,671
Inventories	9,141	7,078
Intangible assets, net	45,562	—
Goodwill	31,569	—
Total assets	186,690	97,807
Total current liabilities	18,336	12,129
Liability for contingent consideration	17,433	—
Deferred tax liability	8,472	—
Long-term borrowing on line of credit	2,500	2,500
Total shareholders’ equity	139,415	82,188